NOTICE OF FULL REDEMPTION

CORE SCIENTIFIC, INC.
12.50% Secured Notes due 2028 (the “Notes”)
CUSIP No. 21874A AA4
ISIN NO: US21874AAA43

NOTICE IS HEREBY GIVEN TO THE
HOLDERS of the above-referenced Notes

Pursuant to Section 3.09 of the Indenture, dated as of January 23, 2024 (the “Indenture”) by and among Core Scientific, Inc., as Issuer (the “Issuer”), the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as collateral agent, relating to the Notes and the paragraph under the caption “Optional Redemption” of the Notes, the Issuer has elected to redeem and will redeem on September 3, 2024 (the “Redemption Date”) all of the outstanding Notes at an aggregate redemption price of $150,000,000 or $1,000 per $1,000 principal amount of Notes (the “Redemption Price”), plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date in an amount equal to $27.083 per $1,000 principal amount of Notes. Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption to Wilmington Trust, National Association, as paying agent at the address indicated below. In addition, Holders will receive all accrued and unpaid interest on the Notes to, but excluding, the Redemption Date on the Redemption Date. Notes held in the form of Global Notes will be redeemed in accordance Applicable Procedures of The Depository Trust Company. The address for delivery of the certificated Notes is as follows:

By First-Class Mail, Hand or Courier
Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Core Scientific Notes Administrator

    On the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Issuers default in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date. Neither the Issuer nor the Trustee makes any representation as to the correctness of any CUSIP or ISIN numbers either as printed on the Notes or as contained in this Notice of Redemption and the holder should rely only on the other identification numbers printed on the Notes.

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING:

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wilmington Trust, National Association to ensure payments are reported accurately to you and to the IRS.  In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wilmington Trust, National Association before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

* * * * *

If you have any questions concerning the surrender of the Notes, you may contact the Trustee by first-class mail to Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55042, Attention: Core Scientific Notes Administrator or by email to BSOMROCK@wilmingtontrust.com. For all other questions regarding the Redemption, you may contact the Issuer by first-class mail to Core Scientific, Inc., 838 Walker Road, Suite 21-2105, Dover, DE 19904, Attention: Chief Legal Officer or by email to legal@corescientific.com.

                        CORE SCIENTIFIC, INC.

Dated August 19, 2024